Exhibit 99.1

Mesa Labs Announces Third Quarter Results

Lakewood, Colorado, February 4, 2025 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its third fiscal quarter (“3Q25”) ended December 31, 2024 (amounts in thousands).

Third quarter FY 2025 compared to third quarter FY 2024:

●	Revenues increased 17.5%
●	Non-GAAP core organic revenues[1] increase was 13.2%
●	Operating income increased 8,725% to $5,779
●	Non-GAAP adjusted operating income excluding unusual items[2] increased 13.3% and was 23.5% as a percentage of revenues

We operate our business in four divisions: Sterilization and Disinfection Control (“SDC”), Clinical Genomics (“CG”), Biopharmaceutical Development (“BPD”), and Calibration Solutions (“CS”).

Effective 4Q24 we changed our definition of non-GAAP adjusted operating income3 (“AOI”) and non-GAAP adjusted operating income excluding unusual items to also exclude depreciation expense. Please see the reconciliation of those measures to GAAP operating income (loss) below. All prior periods have been restated to exclude depreciation expense from these non-GAAP measures.

Executive Commentary (amounts in thousands)

“The company hit on all cylinders in 3Q25 with strong sequential and year over year growth in revenues, orders, and AOI with a continued reduction in debt levels. On the back of strong orders growth in all Divisions, sequential total revenues grew 8.7% with year over year core organic revenues growing at 13.2%. Profitability in our preferred metric of AOI excluding unusual items as a percentage of revenues was 23.5% and 24.9% for the three and nine months ended December 31, 2024. The decrease for 3Q25 as compared to the nine-month results is due primarily to increased performance-based compensation accruals recorded in 3Q25. From a balance sheet perspective, we repaid $9.4M in debt during the third quarter which reduced our total Net Leverage Ratio* to 3.20. We remain committed to drive this ratio down below 3.0x which we expect to happen by the end of 2Q26” said Gary Owens, Chief Executive Officer of Mesa.

“Overall revenues for the quarter of $62,840 increased 17.5% versus prior year on the back of 12.6% organic growth4 and 4.9% inorganic contribution from GKE. The acquisition of GKE closed partially on October 16th of 2023 and completely on December 31st of 2023 and will be incorporated fully as organic growth beginning in 4Q25. The GKE acquisition delivered first twelve months of full ownership revenues >10% higher than initial expectations at acquisition close while also exceeding expected profitability metrics. Biopharmaceutical capital spending in BPD continued to be strong for the fourth consecutive quarter and sales funnels remain solid. CG delivered 10.2% of sequential revenues growth as the core business has stabilized despite ongoing headwinds from China and continued disruption to the U.S. Laboratory Developed Test (“LDT”) market highlighted in previous quarters” added Mr. Owens.

“Profitability for the quarter as measured by our primary metric of AOI excluding unusual items grew by 13.3% versus the prior year to $14,788. Versus prior year, gross profit percentage expanded by 80 bps but shrank by 240 bps when excluding the impact of non-cash charges. The contraction was primarily due to both product and geographical mix.” added Mr. Owens.

“Looking forward, solid sales funnels and a backlog build in 3Q25 will enable year over year core revenues growth in 4Q25. With the changes in administration in the USA, we are anticipating the need to potentially adapt to new policies, as well as the recent appreciation of the US dollar, and rising recession risk in Europe. We have a strong operating leverage profile, but we remain highly attuned to market shifts while continuing to invest in strategic initiatives as our operating results tend to change quickly in response to market conditions” concluded Mr. Owens.

* Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense. In addition, EBITDA gives effect to trailing 12 months pro-forma ownership of GKE and adds back certain GKE acquisition expenses for periods prior to the quarter ending December 31, 2024.

Total Net Leverage Ratios* as of March 31, 2024, June 30, 2024 and September 30, 2024 were 3.84x, 3.78x, and 3.59x, respectively.

Financial Results (unaudited, amounts in thousands, except per share data)

Total revenues were $62,840, an increase of 17.5% compared to 3Q24. Operating income increased 8,725% to $5,779. Net (loss) income was $(1,676), a decrease of 179% or $(0.31) per diluted share of common stock. Despite the increase in operating income, we incurred a net loss for the quarter due primarily to unrealized foreign currency losses and interest expense. On a non-GAAP basis, core organic revenues growth was 13.2% and AOI increased 21.2% to $14,515 or $2.67 per diluted share of common stock compared to 3Q24. As detailed in the Unusual Items table below, AOI for 3Q25 and 3Q24 was negatively impacted by unusual items totaling $273 and $1,080, respectively. Excluding the unusual items for 3Q25 and 3Q24, AOI would have increased 13.3% to $14,788. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[4]		Core Organic Revenues Growth

(Amounts in thousands)	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2024	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2024	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2024
SDC	$23,507	$68,669	7.8%	2.9%	8.2%	2.9%
CS	14,429	38,492	18.7%	10.1%	18.9%	10.1%
BPD	12,237	36,112	29.8%	26.6%	31.3%	27.5%
CG	12,667	35,570	1.0%	(14.2)%	1.9%	(14.0)%
Total reportable segments	$62,840	$178,843	12.6%	4.3%	13.2%	4.5%

Sterilization and Disinfection Control (37% of revenues in 3Q25) revenues were $23,507 for the quarter which resulted in core organic revenues growth of 8.2% versus the prior year. The acquisition of GKE drove overall quarterly growth to 21.6%. Excluding GKE, orders increased 13.1% and 8.5% for the quarter and nine months ended December 31, 2024, driven by strong commercial execution. The strong increase in orders drove an increase in past due backlog versus both September 30, 2024 and March 31, 2024. We expect to continue to ramp production during the fourth quarter and power increased organic growth in the coming months. Gross profit percentage for the quarter contracted by 210 bps versus the prior year primarily due to larger than normal sales made to certain distributors at lower than typical margins and unfavorable changes in foreign currency.

Calibration Solutions (23% of revenues in 3Q25) revenues were $14,429 which resulted in core organic revenues growth of 18.9% for the quarter. The increase in revenues was driven primarily by commercial momentum, particularly in our renal care product lines which we expect to continue in the near term and price increases. Gross profit percentage expanded by 170 bps primarily due to increased revenues and favorable product mix.

Biopharmaceutical Development (20% of revenues in 3Q25) revenues were $12,237 which resulted in core organic revenues growth of 31.3% for the quarter. The increase in revenues was driven by increased biopharmaceutical spending on capital equipment in North America and Europe which resulted in a 69.7% increase in revenues from hardware and software with prior year placements and installed base utilization increases driving 20.3% growth in consumables revenues versus prior year. Gross profit percentage decreased by 30 bps primarily due to unfavorable product mix.

Clinical Genomics (20% of revenues in 3Q25) revenues were $12,667 for the quarter, which resulted in core organic revenues growth of 1.9% for the quarter and an increase of 10.2% sequentially compared to 2Q25. The increase in revenues was driven primarily by strong consumables growth in North America, partially offset by decreased revenues in China. Sequential growth for the third consecutive quarter and improving sales funnels have us optimistic that the turnaround plan is gaining traction. Gross profit percentage expanded by 340 bps due to decreased amortization as a result of impairment charges taken during 4Q24. Excluding amortization expense, gross profit percentage would have decreased by 630 bps, primarily attributable to strategic lower margin instrument sales into our APAC region that should power consumables sales in the future.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.” As noted below, we now include depreciation expense as a non-cash addback in the definition of adjusted operating income as it better aligns with presentations of other companies within our industry. All prior period amounts have been restated to conform with the current presentation.

1 Core organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions and currency translation.

2 The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation, impairment of goodwill and long-lived assets and unusual items. Unusual items are disclosed to highlight costs that are not ongoing and are incurred as a direct result of a specific transaction, such as the consummation of an acquisition, and are identified to allow investors to understand the Company’s expectation on an ongoing basis, following the completion of acquisition and integration activities. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

4 Organic revenues growth, a non-GAAP measure, is defined as reported revenues growth excluding the impact of acquisitions.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “expect,” “seek,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2024 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2024)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Revenues	$62,840	$53,473	$178,843	$157,283
Cost of revenues	23,086	20,071	66,385	60,589
Gross profit	39,754	33,402	112,458	96,694
Operating expenses	33,975	33,469	97,591	97,485
Operating income (loss)	5,779	(67)	14,867	(791)
Nonoperating expense (income)	7,996	(2,013)	9,367	(475)
(Loss) earnings before income taxes	(2,217)	1,946	5,500	(316)
Income tax expense (benefit)	(541)	(170)	360	(653)
Net (loss) income	$(1,676)	$2,116	$5,140	$337

(Loss) earnings per share (basic)	$(0.31)	$0.39	$0.95	$0.06
(Loss) earnings per share (diluted)	(0.31)	0.39	0.94	0.06

Weighted average common shares outstanding:
Basic	5,429	5,393	5,413	5,384
Diluted	5,429	5,396	5,464	5,394

 Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2024	March 31, 2024
Cash and cash equivalents	$30,956	$28,214
Other current assets	79,889	81,138
Total current assets	110,845	109,352
Noncurrent assets	326,303	337,444
Total assets	$437,148	$446,796

Liabilities	$281,934	$301,403
Stockholders’ equity	155,214	145,393
Total liabilities and stockholders’ equity	$437,148	$446,796

Reconciliation of Non-GAAP Measures

(Unaudited)

GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Operating income (loss) (GAAP)	$5,779	$(67)	$14,867	$(791)
Amortization of intangible assets	4,391	7,975	13,002	22,380
Stock-based compensation expense	3,239	2,993	10,004	9,144
Depreciation expense	1,106	1,074	4,028	2,899
AOI (non-GAAP)	$14,515	$11,975	$41,901	$33,632

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$412	$1,232	$412
GKE integration costs[2]	273	440	1,348	440
GKE acquisition costs[3]	--	330	--	835
Restructuring costs	--	(102)	--	248
Total impact of unusual items on AOI – before tax	$273	$1,080	$2,580	$1,935

AOI excluding unusual items (non-GAAP)	$14,788	$13,055	$44,481	$35,567

AOI per share - basic (non-GAAP)	$2.67	$2.22	$7.74	$6.25
AOI per share - diluted (non-GAAP)	2.67	2.22	7.67	6.24

AOI excluding unusual items per share – basic (non -GAAP)	2.72	2.42	8.22	6.61
AOI excluding unusual items per share – diluted (non-GAAP)	2.72	2.42	8.14	6.59

Weighted average common shares outstanding:
Basic	5,429	5,393	5,413	5,384
Diluted	5,429	5,396	5,464	5,394

[1]	Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting
[2]	GKE integration costs primarily consist of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool.
[3]

GKE acquisition costs primarily consist of legal services related to the stock purchase agreement, professional services for due diligence procedures and quality of earnings report and various other consultants

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2024
Total revenues growth	17.5%	13.7%
Impact of acquisitions	(4.9)%	(9.4)%
Organic revenues growth (non-GAAP)	12.6%	4.3%
Currency translation	0.6%	0.2%
Core organic revenues growth (non-GAAP)	13.2%	4.5%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts its operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined as Adjusted Operating Income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.